UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2011

DATALINK CORPORATION

(Exact name of registrant as specified in charter)

Minnesota	000-29758	41-0856543
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

8170 Upland Circle, Chanhassen, MN 55317-8589

(Address of principal executive offices)

952-944-3462

(Registrant’s telephone number, including area code)

N/A

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 28, 2011 we entered into an Industrial Building Lease (the “Lease”) with Golden Triangle Tech Center Investors, LLC (the “Landlord”), for approximately 39,931 rentable square feet of space in a building located at 7905 Golden Triangle Drive in Eden Prairie, Minnesota.  We intend to use the space primarily for administrative offices and for our warehouse, distribution and manufacturing operations.

The initial term of the Lease is for eight years and five months, commencing on the commencement date of the Lease. The commencement date of the Lease will be the later of (a) January 1, 2012 and (b) the date of substantial completion by the Landlord of the office area.  We have the option to extend the term of the Lease for an additional five year term as long as certain conditions are met.

The monthly base rent over the initial term of the Lease increases from approximately $34,100 during the first year of the Lease to approximately $42,000 during the last year of the Lease. The total amount of base rent payments over the initial term of the Lease is approximately $3.6 million.  In addition, after the sixth full month of the Lease, we are obligated to pay a portion of the building operating costs, which will equal approximately $17,200 per month.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 28, 2011, we entered into the Lease.  See Item 1.01 above for a description of the terms of the Lease, which description is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  August 1, 2011

DATALINK CORPORATION

By	/s/ Gregory T. Barnum
Gregory T. Barnum,
Chief Financial Officer